                                                                     EXHIBIT 3.5

                            CERTIFICATE OF AMENDMENT

                                       OF

             THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                  ORBCOMM INC.

                         ------------------------------

              PURSUANT TO THE PROVISIONS OF SECTIONS 103 AND 242 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                         ------------------------------

                  ORBCOMM Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), DOES HEREBY CERTIFY as follows:

                  FIRST: At a meeting held on August 25, 2006, the Board of Directors of the Company adopted resolutions setting forth a proposed amendment to the Third Amended and Restated Certificate of Incorporation of the Company (the "Amendment"), declaring the advisability of the Amendment and directing that the Amendment be submitted to the stockholders of the Company for their consideration

                  SECOND: Pursuant to the Amended By-laws of the Company, the Amendment was approved and adopted by the written consent of the holders of a majority of the Common Stock, Series A convertible redeemable preferred stock and Series B convertible redeemable preferred stock, voting as a single class.

                  THIRD: The Amendment amends Article IV, Section A of the Third Amended and Restated Certificate of Incorporation of the Company by deleting Section A thereof in its entirety and substituting the following in lieu thereof:

                  "Classes of Stock. The corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this corporation is authorized to issue is one hundred fifty million (150,000,000) shares. One hundred five million (105,000,000) shares shall be Common Stock, $0.001 par value per share. Forty five million (45,000,000) shares shall be Preferred Stock, $0.001 par value per share.

                  "Effective at 11:59 p.m., Eastern Time, on October 6, 2006 (the "Effective Time"), every three shares of Common Stock, $0.001 par value per share ("Old Common Stock"), issued and outstanding or held in the treasury of the Company at the Effective Time shall be automatically reclassified and combined into two shares of Common Stock, par value $0.001 per share ("New Common Stock"), without any action by the holder thereof (the "Reclassification"). From and after the Effective Time, all references to "Common Stock" herein shall refer to "New Common Stock".

                  "Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock (a "Certificate") will from and after the Effective Time represent, automatically and without the necessity of surrendering the same for exchange, the number of shares of New Common Stock, rounded up to the nearest whole number, determined by multiplying the number of shares of Old Common Stock represented by such Certificate immediately prior to the Effective Time by two-thirds (2/3). No stockholder of the corporation shall transfer any fractional shares of New Common Stock of the corporation. The corporation shall not recognize on its stock record books any purported transfer of any fractional share of New Common Stock of the corporation."

                  FOURTH: The Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware.

                  IN WITNESS WHEREOF, the Company has caused this certificate to be executed by its officer thereunto duly authorized, this 6th day of October, 2006.

                                          ORBCOMM INC.



                                          By: /s/ Jerome B. Eisenberg
                                              --------------------------
                                              Jerome B. Eisenberg
                                              Chief Executive Officer



                                       3